Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

July 26, 2019

Capstone Turbine Corporation

16640 Stagg Street

Van Nuys, CA 91406

Re:                          Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on July 26, 2019 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Capstone Turbine Corporation, a Delaware corporation (the “Company”), of up to 4,046,337 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which Shares are to be sold by the selling stockholder listed in the Registration Statement under the caption “Selling Stockholder”. The Shares are issuable to the Selling Stockholder upon the exercise of the Company’s existing warrant issued pursuant to the terms of the Note Purchase Agreement, dated February 4, 2019, by and among the Company, the purchasers named therein and the other parties thereto (the “Note Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Note Purchase Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

Capstone Turbine Corporation.

July 26, 2019

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ Goodwin Procter LLP

GOODWIN PROCTER LLP